UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2010

MOUNT KNOWLEDGE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52664	Not Applicable
(State or other jurisdiction of incorporation or	(Commission File Number)	IRS Employer Identification No.)
organization)

39555 Orchard Hill Place, Suite 600 PMB 6096, Novi, Michigan, 48375
(Address of principal executive offices)

888-682-3038
(Registrant’s telephone number, including area code)

N/A
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 10, 2010, the Board of Directors of Mount Knowledge Holdings, Inc, (the “Company’) approved the execution of an amended non-binding Letter of Intent (the “LOI”), attached hereto as Exhibit 10.1, with THE LANGUAGE KEY TRAINING LTD, a British Virgin Islands Corporation (the “Sellers”) to purchase from the Sellers on or before the Closing Date shares of Common Stock in a newly formed corporation domiciled in Hong Kong (“LANGUAGE KEY ASIA”) consisting of approximately ninety-five (95%) percent or more of the beneficial Common and Preferred Stock ownership of Language Key Asia. This amended Letter of Intent, when executed by both parties, shall supersede any and all of the terms and conditions set forth in the previously executed Letter of Intent on or about June 28, 2010. A definitive agreement is anticipated to be completed on or before September 30, 2010. Capitalized terms not defined herein will have the meaning ascribed to them in the LOI.

The purpose of Language Key Asia is to own and hold any and all of the issued and outstanding shares of Common and Preferred Stock, including any applicable Warrants, Options, and/or another issued securities of The Language Key China, Ltd, a Hong Kong Corporation (the “LK Training Asia”) and its wholly-owned subsidiary in China, The Language Key China Ltd., a China Corporation (the “China Subsidiary”) and The Language Key Training, Ltd., a Hong Kong Corporation, currently an independent corporation owned by the Seller which is to be acquired as a wholly-owned subsidiary of the LK Training Asia in this proposed transaction (the “HK Subsidiary”), collectively referred to as (the “LK Entities”). The proposed purchase of stock transaction would make all the LK Entities wholly-owned and operated subsidiaries of the Company.

Pursuant to the LOI, the Company has agreed to provide a capital investment (the “Paid-in Capital”) into the LANGUAGE KEY ASIA in an amount equal to one million (USD $1,000,000) dollars within twelve (12) months from the Closing Date disbursed as follows: (i) a payment in the amount of $200,000 at the Closing Date, (ii) ten (10) subsequent payments in the amount of $75,000 per month payable on the first day of each month beginning sixty (60) days after the Closing Date, and (iii) a final payment in the amount of $50,000 in the twelfth (12th) month after the Closing Date. The Paid-in Capital invested into LANGUAGE KEY ASIA shall be in the form of a purchase of stock as set forth in the Definitive Agreement on or before the Closing Date.

In addition, Company has requested that certain corporate restructuring items relating to the LK Entities (LK Restructuring Plan) be completed prior to the execution of a Definitive Agreement which would require additional expenses to be incurred by the Sellers, including, but not limited to legal, accounting, government filing fees and/or travel (the “Additional Expenses”), which were not anticipated in the context of the previously executed LOI, on or about June 28, 2010.

Upon the execution of this amended LOI, the Purchaser has agreed to advance funds for Additional Expenses to be incurred by the Sellers as described herein, in the an amount up to, but not to exceed USD $20,000.00 (the “Additional Expense Limit”) with such amount to be disbursed within ten (10) business days from the date of execution of this amended LOI. Said Additional Expense payments shall be applied to the Paid-in Capital of the Purchaser in the Definitive Agreement on the Closing Date, with that portion not related to either the Formation of LANGUAGE KEY ASIA or the LK Restructuring Plan to be deducted from the total amount due by Purchaser as set forth in Section 4(a). Any amount greater than the expense limit, must be pre-approved by Purchaser in writing as a supplement to this expense approval provided herein prior to being incurred. If a Definitive Agreement is not executed due to the decision of the Sellers, then the payments made to the Sellers by the Purchaser for Additional Expenses shall promptly be reimbursed to Purchaser with ten (10) business days of such time as the parties mutually agree not to proceed with the Definitive Agreement. If a Definitive Agreement is not executed due to the sole decision of the Purchaser, then the funds advanced to the Sellers for Additional Expense shall be forfeited.

Some of the conditions of the LOI, including other conditions which made be determined on or before the date of closing: (a) the incorporation of a new Hong Kong corporation (“MOUNT KNOWLEDGE ASIA”) to be owned 100% by the Purchaser for the purposes of facilitating the purchase of stock and to operate the LK Entities as wholly-owned subsidiaries of the Purchaser, (b) the incorporation of a new Hong Kong corporation LANGUAGE KEY ASIA to be owned 100% initially by the Sellers prior to the purchase of stock by the Company through MOUNT KNOWLEDGE ASIA, (c) the incorporation of a new Hong Kong corporation (“LANGUAGE KEY PUBLISHING”) to be owned 100% by LANGUAGE KEY ASIA, for the purposes of owning all of the LANGUAGE KEY ASIA’s Licenses, Trademarks, and other Intellectual Property (the “LANGUAGE KEY IP”), and (d) the Sellers shall effect a series corporate actions in order to complete a corporate restructuring of the LK Entities (the “LK Restructuring Plan”), including, but not limited to the execution of certain corporate documents and government filings pertaining to change of ownership and corporate name of the LK Entities, the cancellation of existing agreements and the exchange of any and all shares of Common and Preferred Stock in each respective LK entity (collectively referred to as the LK Entities), under a “parent-subsidiary” relationship consisting of LANGUAGE KEY ASIA as the parent (holding company) and the other LK Entities subsidiaries thereof.

Some of the corporate actions required under the LK Restructuring Plan, subject to modification in the Definitive Agreement, are as follows: (i) the completion the necessary documents and filings to change the company name of THE LANGUAGE KEY CHINA, LTD, a Hong Kong Corporation (the “LK Training Asia”) to LANGUAGE KEY TRAINING ASIA, LTD; (ii) the purchase of any and all shares of common stock (and, any other issued series of capital stock) of THE LANGUAGE KEY TRAINING LTD, a Hong Kong Corporation (the “HK Subsidiary”) by LK Training Asia, representing one hundred (100%) percent transfer of the ownership of the HK Subsidiary from the Sellers to LK Training Asia; (iii) the cancellation of the Trademark Royalty Agreement (the “Royalty Agreement”) with FOXGLOVE INTERNATIONAL ENTERPRISES LTD, a British Virgin Islands Corporation (the “Licensor”) and provide a full release and assignment to the LK Publishing to the full and unencumbered rights to the “Language Key” name, trademarks, service marks, and any other intellectual property rights owned by Licensor with no limitations and free and clear any claims against the LK Publishing, and/or its operation subsidiaries, now or in the future; (iv) the cancellation of any and all sub-licensing agreements by and between the Sellers, Licensor, and/or any other affiliated companies relating the Royalties granted to Sellers as a result of the Royalty Agreement executed with Licensor; (v) the execution of a Release Agreement with the LK Training Asia and its subsidiaries and/or affiliated companies, to release said entities, jointly and severally, from any and all claims the Seller may have now or in the future against said entities as a result of this transaction, except otherwise defined in the Definitive Agreement; (vi) effect by corporate resolution from the Board of Directors of LANGUAGE KEY ASIA the authorization for the creation of class of Preferred Stock, including the creation of a Series A Convertible Preferred Stock (the “LK Asia Preferred”).

The LK Asia Preferred shall have certain rights and preferences, including, but not limited to, the right to convert a portion of or all of the LK Asia Preferred into shares of Common Stock of LANGUAGE KEY ASIA under a predetermined conversion schedule (the “Conversion Rights”). Simultaneously, LANGUAGE KEY ASIA shall issue to the Sellers, on a pro-rated basis of Sellers’ ownership, shares of LK Asia Preferred stock in an amount equal to eight hundred thousand (800,000) shares or such other mutually agreed upon amount of shares in LANGUAGE KEY ASIA in exchange for the cancellation of shares of Common Stock owned and held by the Sellers in LANGUAGE KEY ASIA at the date of issuance, subject to the terms and conditions mutually agreed to by Purchaser and Sellers set forth in a Stock Purchase Share Exchange between LANGUAGE KEY ASIA and Sellers (the “LK Asia Stock Purchase Share Exchange Agreement), executed on or before the Closing Date, and (vii) the Conversion Rights set forth in the LK Asia Preferred, the Sellers would, from time to time, have the right to convert a portion of or all of the LK Asia Preferred into shares of Common Stock in LANGUAGE KEY ASIA.

Upon the conversion of the LK Asia Preferred to shares of Common Stock of LANGUAGE KEY ASIA, MOUNT KNOWLEDGE ASIA shall exchange said shares of Common Stock in LANGUAGE KEY ASIA for shares of Common Stock in MOUNT KNOWLEDGE ASIA in the same equivalent number of shares (one-to-one (1:1) basis) in the same series and/or class of stock as owned and held by Sellers in LANUGAGE KEY ASIA or such other mutually agreed upon amount of shares, upon the terms and conditions mutually agreed to by Purchaser and Sellers set forth in an executed Stock Purchase and Share Exchange Agreement between MOUNT KNOWLEDGE ASIA and Sellers (the “MTK ASIA Stock Purchase and Share Exchange Agreement”), executed on or before the Closing Date.

Subsequently, the Purchaser shall immediately exchange said shares of Common Stock of MOUNT KNOWLEDGE ASIA issued to and held by the Sellers for shares of Common Stock in MOUNT KNOWLEDGE HOLDINGS, INC (the Purchaser) in the same equivalent number of shares (one-to-one (1:1) basis) in the same series and/or class of stock as owned and held by the Sellers in MOUNT KNOWLEDGE ASIA or such other mutually agreed upon amount of shares, upon the terms and conditions mutually agreed to by Purchaser and Sellers set forth in an executed Stock Purchase and Share Exchange Agreement between the Purchaser and Sellers (the “MKHD Stock Purchase and Share Exchange Agreement”), executed on or before the Closing Date.

Pursuant to the terms of the LOI, both parties shall begin the due diligence process immediately to review the books and records of each respective company, including, but not limited to, the review of any and all assets and liabilities, audited and unaudited financial statements, existing contracts and other material documentation. The due diligence process is expected to take approximately thirty (30) days with a definitive agreement or Purchase Agreement anticipated to be completed on or before September 30, 2010.

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Letter of Intent Dated September 10, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2010

MOUNT KNOWLEDGE HOLDINGS, INC.

By: /s/ Daniel A. Carr
       Daniel A. Carr
       President, Chief Executive Officer,
       Chief Financial Officer, Treasurer and Director